Exhibit 99.3

The merger is subject to disclosure requirements of Greece, which are different from those of the United States.  Financial statements and financial information included in the documents provided to shareholders, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Greece, and some or all of its officers and directors may be residents of a non-U.S. country.  You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
Monday, October 24, 2011

Item 1:
Amendment of the resolution of the 2nd Repeat General Meeting of the Bank Shareholders, dated July 15, 2011, on item 6 thereof (increase of the share capital of the Bank) by placing the resolution in suspension and delaying the entry into effect of the (consequent) proposal for the amendment of article 5 of the Bank’s Articles of Incorporation.

	Minimum Required Quorum:	2/3 of the total common shares with voting rights issued by the Bank.

	Minimum Required Majority:	2/3 of the total (present or represented) voting rights.

The 2nd Repeat General Meeting of Shareholders of the Bank of July 15, 2011 resolved on the increase, in amendment of article 5 of the Articles of Incorporation, by way of payment in cash, of the share capital of the Bank, with the concurrent granting of pre-emption rights to the existing Shareholders, and in accordance with the further terms of the resolution in question. The aforementioned increase, the consent of the Greek State for which (as holder of preference shares issued by the Bank pursuant to article 1 of the Law 3723/2008) has been obtained (pursuant to article 13 par. 12 of Codified Law 2190/1920), has not been materialised so far, as the determination by the Board of Directors of the Bank of the disposal price of the new shares is pending, in exercise of the corresponding authority which the Repeat General Meeting of Shareholders of the Bank of July 15, 2011 awarded the Board of Directors.

In light of the above and the merger of the Bank by absorption of the Bank EFG Eurobank Ergasias S.A. considered by the present General Meeting of the Shareholders, the Board of Directors proposes that the resolution for the increase of the share capital of the Bank already reached by the General Meeting and not yet materialised be suspended and, in parallel, that the time of application of the (concomitant) proposal to amend article 5 of the Articles of Incorporation (by corresponding renumbering thereof to article 5.2(j)), to a date (in both cases) after the consummation of the merger (under items 2 and 3), as well as the reduction of the share capital of the Bank (under item 6), so that, in this way, all the Shareholders of the unified bank (following the merger) may obtain and exercise at will the pre-emption rights granted thereon.

Item 2:
Upon audition of the Merger Balance Sheet, the Reports, certificates and documents, approval of the Draft Merger Agreement and the Notarial Merger Deed in relation to the Merger by Way of Absorption of Eurobank EFG by Alpha Bank, grant of authority to execute the Notarial Merger Deed and perform various juridical acts. Release of Board Directors, proxies, agents and substitutes of the Bank, and the relevant audit firm, from any liability for the preparation and consummation of the merger.

	Minimum Required Quorum:	2/3 of the total common shares with voting rights issued by the Bank.

	Minimum Required Majority:	2/3 of the total (present or represented) voting rights.

The Boards of Directors of the Bank and of the Bank EFG Eurobank Ergasias S.A.:

(a)
Resolved during their separate meetings of August 29, 2011, among other things, the (commencement of the procedures for the) merger of the Bank by absorption of the Bank EFG Eurobank Ergasias S.A., in accordance with the relevant provisions of articles 16 of Law 2515/1997 and 70 et seqq. of Codified Law 2190/1920, the merger balance sheet of each Bank being dated December 31, 2010, and

b)
During their separate meetings dated September 20, 2011, they resolved, among other things, the approval of the Draft Merger Agreement (pursuant to article 69 par. 1 of Codified Law 2190/1920) and the Report of the relevant Board of Directors thereon (pursuant to article 69 par. 4 of Codified Law 2190/1920), with adherence by them to the data and documents of article 73 of Codified Law 2190/1920.

In view of the above, the General Meeting of the Shareholders is invited to approve:

(I)
The Draft Merger Agreement by absorption by the Bank of the Bank EFG Eurobank Ergasias S.A., after audition of the Draft in question, the merger balance sheet pursuant to article 16 par. 5 of Law 2515/1997 and the report of the competent auditing firm thereon for the establishment of the accounting value thereof, the certificate of the competent auditing firm (pursuant to articles 16 par. 5 and 4.1.4.1.3 of the Athens Exchange Regulation) on the reasonableness and fairness of the proposed exchange ratio of the shares, as well as further documents and data (pursuant to article 73 of Codified Law 2190/1920).

(II)
The release of the members of the Board of Directors, as well as the auditing firm which conducted the reviews and certifications (as appropriate) pursuant to articles 16 par. 5 of Law 2515/1997 and 4.1.4.1.3 of the Athens Exchange Regulation, from any liability in the framework of effecting and completing the merger.

It is reminded that the present merger of the Bank by absorption of the Bank EFG Eurobank Ergasias S.A. requires the approval of the Greek State (as holder of preference shares issued by the Bank pursuant to article 1 of Law

3723/2008) pursuant to article 72 par. 2 of Codified Law 2190/1920, as well as of the Bank of Greece (article 16 of Law 2515/1997) and the relevant authority on competition.

Item 3:	Simultaneously and in parallel:

	(A)	Increase of the Bank share capital by the amount of the Eurobank EFG share capital to be contributed thereto on account of the Bank merger by way of absorption of Eurobank EFG,

(B)
Reduction of the Bank share capital by the amount of the aggregate nominal value of the ordinary shares issued by Eurobank EFG, being property of the Bank, which are to be cancelled, and not exchanged for new (common) shares of the Bank, pursuant to article 75 par. 4 of Codified Law 2190/1920, and,

(C)
Increase of the Bank share capital through capitalisation of part of the account thereof “balance from above par share issuance”, to round off, in the context of the merger, the nominal value of the common Bank shares.

Issuance and distribution, according to the approved exchange ratio, of new:

	(i)	common, registered, voting, paperless shares, and

	(ii)	preferred, registered, non-voting, in paper form, redeemable shares of article 1 of Law 3723/2008,

of a new nominal value, and corresponding amendment of article 5 of the Articles of Incorporation of the Bank.

Minimum Required Quorum:	2/3 of the total common shares with voting rights issued by the Bank.

Minimum Required Majority:	2/3 of the total (present or represented) voting rights.

In accordance with the (proposed for approval) Draft Merger Agreement of merger of the Bank by absorption of the Bank EFG Eurobank Ergasias S.A., the new share capital of the Bank shall be, following the merger, as follows:

Simultaneously and in parallel,

(a)     The share capital of the Bank, amounting to 1,100,280,894.40 Euros, shall be increased, further to the merger, by the sum of the contributed share capital of the Bank EFG Eurobank Ergasias S.A., amounting to 2,177,670,507.94 Euros,

(b)     The share capital of the Bank shall be reduced by a sum equal to the total nominal value of the common shares issued by EFG Eurobank Ergasias S.A. owned by the Bank, amounting to 3,951,600.00 Euros (i.e., 1,780,000 shares x 2.22 Euro nominal value each), which, according to article 75 par. 4 section (a) of Codified Law 2190/1920, are not exchanged with common shares that the Bank shall issue further to the increase of the share capital thereof due to the merger in question, and furthermore

(c)     The share capital of the Bank shall be increased by the sum of 8,067,270.66 Euro, in the framework of the merger, by capitalisation of an equal part of the account of the Bank “balance from above par share issuance” in order that, combined with the (net, as per the above) increase of the share capital of the Bank, the nominal value of the common shares of the latter changes from 0.30 Euro to 1.50 Euros.

It is reminded that:

(i)     2,686,500 common, registered, voting, paperless shares issued by the Bank and owned by EFG Eurobank Ergasias S.A. shall be transferred, as a consequence of the merger, from the former to the latter pursuant to article 16 par. 4 section (b) of Codified Law 2190/1920, and

(ii)     The Bank, in addition to the common voting shares, shall issue 345,500,000 preference, non-voting, in paper form, redeemable shares, each of nominal value equal to 2.75 Euros, which it shall deliver to the Greek State in exchange/replacement of preference non-voting, in paper form, redeemable shares owned by the latter and issued by the Bank EFG Eurobank Ergasias S.A. according to article 1 of Law 3723/2008.

Further to the above, the new share capital of the Bank shall amount to 3,282,067,073.00 Euros (i.e. 3,277,951,402.34 Euros minus 3,951,600.00 Euros plus 8,067,270.66 Euros), divided into 1,473,461,382 registered shares, of which:

(a) 927,961,382 common, registered, voting, paperless shares each having a nominal value equal to 1.50 Euros, and

(b) 545,500,000 preference, non-voting, in paper form, redeemable shares, issued pursuant to article 1 of Law 3723/2008,

Of which (i.e. the preference shares):

(i) 200,000,000, shall be of nominal value 4.70 Euros each, and

(ii) 345,500,000, shall be of nominal value 2.75 Euros each.

It is reminded that the present increase of the share capital of the Bank further to the merger thereof by absorption of the Bank EFG Eurobank Ergasias S.A. requires the approval of the Greek State (as holder of preference shares issued by the Bank pursuant to article 1 of Law 3723/2008) pursuant to article 13 par. 12 of Codified Law 2190/1920, as well as of the Bank of Greece (article 16 of Law 2515/1997).

Following the above, it is proposed that article 5 of the Articles of Incorporation of the Bank (on the share capital) be amended as follows.

In particular, par. 1 of article 5 currently in effect:

“ARTICLE 5 – Share Capital

5.1
The Bank’s share capital amounts today to Euro 1,100,280,894.40, divided in 734,269,648 shares, of which 534,269,648 are common, registered, voting, paperless shares of a nominal value of Euro 0.30 each and 200,000,000 are preference, registered, non-voting, redeemable shares in paper form, issued in accordance with the provisions of Law 3723/2008, of a nominal value of Euro 4.70 each.”

Is replaced by the new paragraph 1 of article 5:

“ARTICLE 5 – Share Capital

5.1
The Bank’s share capital amounts today to Euro 3,282,067,073.00, divided in 1,473,461,382 shares, of which 927,961,382 are common, registered, voting, paperless shares of a nominal value of Euro 1.50 each and 545,500,000 are preference, registered, non¬voting, redeemable shares in paper form, issued in accordance with the provisions of Law 3723/2008, of which (preference shares) (i) 200,000,000, are of a nominal value of Euro 4.70 each, and (ii) 345,500,000, are of a nominal value of Euro 2.75 each.”

and,

A subparagraph (j) is added to paragraph 2 of article 5, having sections (i), (ii) and (iii):

“5.2(j)	As of the, by virtue of the resolution of the General Meeting of Shareholders dated …… 2011, simultaneous and parallel:

(i)
Increase of the share capital of the Bank, of Euro 1,100,280,894.40, by the amount of the contributed, due to merger of the Bank by absorption of the Bank EFG Eurobank Ergasias S.A., share capital of the latter amounting to Euro 2,177,670,507.94, pursuant to the provisions of article 16 of Law 2515/1997 and 70 et seqq. of Codified Law 2190/1920, by virtue of the merger balance sheets dated December 31, 2010,

(ii)
Reduction of the share capital of the Bank by a sum equal to the total nominal value of the common shares issued by EFG Eurobank Ergasias S.A. and owned by the Bank, of Euro 3,951,600.00 (i.e. 1,780,000 shares x Euro 2.22 nominal value each), which, pursuant to article 75 par. 4 section (a) of Codified Law 2190/1920, are not exchanged with common shares which the Bank shall issue further to the increase of the share capital thereof due to the merger,

(iii)
Increase of the share capital of the Bank by the sum of Euro 8,067,270.66, in the framework of the merger, by way of capitalisation of equal part of the account of the Bank “balance from above par share issuance” in order that, combined with the (net, as per the above) increase of the share capital of the Bank, the nominal value of the common shares of the latter changes from Euro 0.30 to Euro 1.50,

By the issuance and distribution, according to the agreed exchange ratio, of (x) 927,961,382 common, registered, voting, paperless shares, each of a nominal value equal to Euro 1.50, and (xi) 345,500,000 preference, non-voting, in paper form, redeemable shares of article 1 of the Law 3723/2008, each of a nominal value equal to Euro 2.75”.

Item 4:	Amendment of article 1 of the Articles of Incorporation of the Bank (change of corporate name and distinctive title).

	Minimum Required Quorum:	20% of the total common shares with voting rights issued by the Bank.

	Minimum Required Majority:	50% of the total (present or represented) voting rights plus (+) one (present or represented) vote.

It is proposed, in accordance with article 12 of the Draft Merger Agreement, that, in amendment of article 1 of the Articles of Incorporation, a new corporate name and distinctive title of the Bank be determined, which shall be “ALPHA EUROBANK Société Anonyme” and “ALPHA EUROBANK”, respectively. In foreign languages, the corporate name shall be “ALPHA EUROBANK S.A.” or “ALPHA EUROBANK A.”, whereas the distinctive title shall remain the same as above.

Further to the above, it is proposed that article 1 of the Articles of Incorporation of the Bank (corporate name and distinctive title) be amended as follows.

In particular, article 1 of the Articles of Incorporation currently in force:

“ARTICLE 1 – Corporate Name

The Corporation bears the name “ALPHA TRAPEZA ANONYMOS ETAIRIA” or “ALPHA BANK A.E.” in English. Its distinctive title is “ALPHA BANK”.

Is replaced:

“ARTICLE 1 – Corporate Name

The Company bears the corporate name “ALPHA EUROBANK SOCIETE ANONYME” and the distinctive title “ALPHA EUROBANK”. In a foreign language, the corporate name shall be “ALPHA EURO S.A.” or “ALPHA EUROBANK A.E.” and the distinctive title as above.”

Item 5:
Amendment of the resolution of the 2nd Repeat General Meeting of the Bank dated July 15, 2011, on item 7 thereof (terms of issuance by the Bank of a bond loan convertible into common shares thereof). Disapplication of shareholder pre-emption rights and grant of relevant authority to the Board of Directors of the Bank.

	Minimum Required Quorum:	2/3 of the total common shares with voting rights issued by the Bank.

	Minimum Required Majority:	2/3 of the total (present or represented) voting rights.

It is proposed to the General Meeting of Shareholders that the decision of the 2nd Repeat General Meeting of the Bank of July 15, 2011, item 7, be amended with respect to the terms of issuance (per bond loan series) and the subscription, by private placement, of a convertible (into common, registered, voting, paperless shares of the Bank) bond loan, as well as the abolition of the pre-emption right of the existing Shareholders.

In particular, the Board of Directors proposes to the General Meeting of Shareholders:

(A)     The increase of the maximum capital amount of the convertible bond loan to be issued up to a percentage of 20% of the total share capital of the Bank, as this will be formed following the consummation of the merger by absorption by the Bank of the Bank EFG Eurobank Ergasias S.A. and prior to the reduction of the share capital that will have thus been formed pursuant to item 6 of the agenda,

(B)     The amendment of the range of the disposal price of the new common, registered, voting, paperless shares issued by the Bank (by way of conversion of the bonds), such price neither being possible to exceed Euro 35, nor accordingly to be less than the nominal value from time to time of common voting shares issued by the Bank (article 3a par. 2 section (c) of Codified Law 2190/1920),

(C)     The corresponding readjustment of the disposal price of the new (from conversion of the bonds) common, registered, voting, paperless shares (as the same may be determined by the Board of Directors of the Bank upon the issuance of the convertible bond loan by virtue of the authorisation granted in this respect), in the case of occurrence of corporate events which may result in the amendment of the economic value of the bonds to be issued, including (absolutely indicatively) the cases of increase or reduction of the share capital of the Bank, the reduction of the nominal value of the shares issued by the Bank without reduction of the share capital of the Bank (split), the reduction of the number of the shares of the Bank (reverse split), the merger or demerger of the Bank, the issuance of securities convertible or exchangeable into shares of the Bank, as well as in any other cases where such readjustment is customary in accordance with the prevailing practice in the convertible bonds market.

(D)     The abolition of the pre-emption rights of the (common and preference) Shareholders of the Bank and, to this end, the Report of the Board of Directors of the Bank pursuant to article 13 par. 10 of Codified Law 2190/1920 setting out the reasons for the abolition of the preference rights of the existing Shareholders and the disposal price of the new, common, registered, voting, paperless shares of the Bank (from conversion of the bonds).

(E)     The granting of authorisation to the Board of Directors of the Bank for the adjustment of the other terms, details and formalities (for the issuance and subscription) of the convertible bond loan, such as, indicatively, the determination of the exact date of issuance thereof and finalisation of its conversion price, as well as the materialisation of the issuance and disposal of the bond loan in general, reference being made, in other respects, to the resolutions reached during the discussion of item 7 of the Second Repeat General Meeting of July 15, 2011, of the common Shareholders of the Bank.

It is further reminded that:

(a)     The consent of the Greek State (as holder of preference shares issued by the Bank pursuant to article 1 of Law 3723/2008) pursuant to articles 13 par. 10 and 13 par. 12 of Codified Law 2190/1920 on the convertible bond loan resolved upon by the 2nd Repeat General Meeting of the Bank dated July 15, 2011, under item 7, is pending and

(b)     The proposed, as above, amendment of the terms of the bond loan also requires, pursuant to articles 13 par. 10 and 13 par. 12 of Codified Law 2190/1920, the approval of the Greek State, which will be asked to provide it separately.

Item 6:	Simultaneously and in parallel:

(A)
Increase of the Bank share capital, through capitalisation of part of the account thereof “balance from above par share issuance”, to round off the exchange ratio of old, for new, nominal value common voting shares due to reverse split (under section (B), below),

(B)
Increase of the nominal value of each Bank common voting share (as such value will result following the statutory consummation of the merger), by way of reduction of the common shares number, due to reverse split,

(C)
Following, or without, a previous share capital increase by a change of the nominal value of the common shares (as such value resulted under part B), further to a capitalisation of part of the special reserve of article 4 par. 4a of Codified Law 2190/1920, reduction of the Bank common share capital, pursuant to article 4 par. 4a of Codified Law 2190/1920, by way of reduction of the nominal value of common voting shares (as such value will result following the increase, as per the above, of the common shares nominal value due to a reverse split and/or any capitalisation of the special reserve of article 4 par. 4a of Codified Law 2190/1920), and credit of the balance to the special account of the said article,

Amendment of article 5 of the Articles of Incorporation.

Minimum Required Quorum:	2/3 of the total common shares with voting rights issued by the Bank.

Minimum Required Majority:	2/3 of the total (present or represented) voting rights.

The Board of Directors proposes to the General Meeting the simultaneous and in parallel:

(A)
Increase of the share capital of the Bank, by way of capitalisation of part of the account thereof “balance from above par share issuance”, for the purposes of establishing an integer exchange ratio for the replacement of the old value shares, to new value common voting shares due to reverse split thereof (under section (B), below),

(B)
Increase of the nominal value of the common voting shares issued by the Bank, as such will be established following the consummation of the merger according to the law, by corresponding reduction of the number of the common voting shares (as such number will have been formed following the consummation of the merger), due to reverse split, and

(C)
Reduction of the common share capital of the Bank, as such share capital will have been formed following the consummation of the merger, by reduction of the nominal value of the common voting shares (as such value will be established following the merger and due to the subsequent reverse split), up to the minimum pursuant to the law, with the formation of a special reserve of the same amount pursuant to article 4 par. 4a of Codified Law 2190/1920.

It is noted that:

(I)
The reverse split (as per the above) of the common shares issued by the Bank, by corresponding change of the number and the nominal value thereof, is effected without any change in the share capital, or, in general, the equity of the Bank, and,

(II)	The (above) reduction of the nominal value of the common shares issued by the Bank is of an accounting nature, and as such:

(a) It does not change the number of the existing common shares (following the consummation of the merger and the subsequent reverse split),

(b) It is effected without return of capital to the Shareholders, and, consequently, it does not affect the equity of the Bank,

and it remains subject to the condition of approval by the Bank of Greece (article 87 par. 1 of Law 3601/2007) and the Greek State (article 4 par. 5 of Codified Law 2190/1920).

Accordingly, it is proposed that article 5 of the Articles of Incorporation of the Bank (on the share capital) be amended as follows.

In particular, the new paragraph 1 of article 5 of the Articles of Incorporation to enter into effect (following the approval, by the competent authorities, of the proposed amendment of paragraph 1 of article 5 of the Articles of Incorporation under item 3 of the agenda):

“ARTICLE 5 – Share Capital

5.1
The share capital of the Bank amounts today to the total of Euro ___________,divided into 1,473,461,382 shares, out of which 927,961,382 common, registered, voting, paperless shares, of a nominal value of Euro 1.50 each and 545,500,000 preference, registered, non-voting, in paper form and redeemable shares issued pursuant to the provisions of Law 3723/2008, of which (preference shares) (i) 200,000,000 are of a nominal value of Euro 4.70 each and (ii) 345,500,000 are of a nominal value of Euro 2.75 each.”

Is replaced by the new paragraph 1 of article 5 of the Articles of Incorporation:

“ARTICLE 5 – Share Capital

5.1
The share capital of the Bank amounts today to the total of Euro ___________, divided into ___________ shares, out of which ___________ common, registered, voting, paperless shares, of a nominal value of Euro ___________ each and 545,500,000 preference, registered, non-voting, in paper form, and redeemable shares issued pursuant to the provisions of Law 3723/2008, of which (preference shares) (i) 200,000,000 are of a nominal value of Euro 4.70 each and (ii) 345,500,000 are of a nominal value of Euro 2.75 each.”

and,

New sections (iv), (v) and (vi) are added to subparagraph (j) of paragraph 2 of article 5 of the Articles of Incorporation (following the approval, by the competent authorities, of the proposed, under item 3 of the agenda, addition of sections (i), (ii) and (iii) to the above subparagraph of the Articles of Incorporation), as follows:

“5.2(j)	As of the, by virtue of the resolution of the General Meeting of Shareholders dated …… 2011, simultaneous and in parallel:

(iv)
Increase of the share capital by the sum of Euro ___________ by capitalisation of an equal part of the account of the Bank “balance from above par share issuance” for the purposes of forming an integer ratio of exchange of the old nominal value common voting shares, to new nominal value common voting shares due to reverse split (under (v), below),

(v)
Increase of the nominal value of the common voting shares issued by the Bank from the sum of Euro 1.50 to the sum of Euro ___________, by corresponding reduction of the number of the common shares from ___________, to ___________, common voting shares, due to reverse split and

(vi)
Reduction of the common share capital by the amount of Euro ……… by reduction of the nominal value of the common voting shares from Euro ___________ to Euro ___________, by the formation of a reserve of an equal amount of article 4 par. 4a of Codified Law 2190/1920, i.e. a sum of Euro